Exhibit 17.3

Joseph E. Therrell, Jr.
430 Lowell Court
Shreveport, Louisiana 71115

August 7, 2007

Mrs. Virginia K. Shehee, Chairman of the Board
International Star, Inc.
Post Office Box 7202
Shreveport, Louisiana 71137

Dear Mrs. Shehee:

I hereby resign as Acting Treasurer/Chief Financial Officer of International Star, Inc. effective immediately.

My resignation is not due to any disagreements on any matter relating to the operations, policies or practices of International Star, Inc.

Very truly yours,

/s/ Joseph E. Therrell, Jr.
Joseph E. Therrell, Jr.